Exhibit 10.36

PROMISSORY NOTE AND DEBT ASSUMPTION

This Promissory Note and Debt Assumption (the “Agreement”) is effective April 19, 2022,

BETWEEN:	STDC Holdings Incorporated (the “Company”), a company organized and existing under the laws of the Territory of the United States Virgin Islands with its head office located at: 6100 Red Hook Qtrs, B1-B2, St. Thomas, USVI 00802

AND:

Ham and Cheese Events LLC (the “HAM”), a company organized and existing under the laws of the State of Texas with its head office located at: 5560 Oak Bend Trail, Prosper, TX 75078

WHEREAS the Company and HAM have entered into an Asset Purchase Agreement signed on April 19th, 2022; and

WHEREAS the Company has agreed to assume certain HAM notes payable related to the assets purchased,

NOW, THEREFORE, IN CONSIDERATION OF THE MUTUAL COVENANTS AND AGREEMENTS HEREIN CONTAINED AND OTHER GOOD AND VALUABLE CONSIDERATION, THE COMPANY HERETO AGREES TO ASSUME AND PROMISES TO PAY THE FOLLOWING DEBT:

Note 1: Intouch Credit Union loan dated June 7th, 2019

Note 2: Lending Club loan dated November 15th, 2021

Note 3: PayPal Business Loan dated April 7th, 2022

Note 4: Truist Bank dated April 11, 2022

Note 5: PayPal Business Loan dated October 19, 2022

In the event that any note shall go into default, and placed with an attorney for collection, then the Company agrees to pay all reasonable attorney fees and costs of collection.

The undersigned and all other parties to this Agreement, whether as endorsers, guarantors or sureties, agree to remain fully bound hereunder until this Agreement until each Note shall be fully paid and waive demand, presentment and protest and all notices thereto and further agree to remain bound, notwithstanding any extension, renewal, modification, waiver, or other indulgence by any holder or upon the discharge or release of any obligor hereunder or to this note, or upon the exchange, substitution, or release of any collateral granted as security for this note. No modification or indulgence by any holder hereof shall be binding unless in writing; and any indulgence on any one occasion shall not be an indulgence for any other or future occasion. Any modification or change of terms, hereunder granted by any holder hereof, shall be valid and binding upon each of the undersigned, notwithstanding the acknowledgment of any of the undersigned, and each of the undersigned does hereby irrevocably grant to each of the others a power of attorney to enter into any such modification on their behalf. The rights of any holder hereof shall be cumulative and not necessarily successive. This note shall take effect as a sealed instrument and shall be construed, governed and enforced in accordance with the laws of the Territory of the United States Virgin Islands.

The undersigned hereby execute this Agreement as principals and not as sureties.

On behalf of Company:	On behalf of Ham and Cheese Events LLC

/s/ Scott Stawski	/s/ Hope Stawski
Scott Stawski	Hope Stawski
STDC Holdings, Inc.

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LOAN AGREEMENT

FOR VALUE RECEIVED, you, Scott Stawski (also “you” or “your”, or collectively “Borrower” whether one or more), with the address of 5560 Oak Bend Trail, Prosper, TX 75078, pursuant to the terms of this Loan Agreement containing a promissory note and Truth in Lending disclosures, defined below (“Agreement” or “Loan Agreement”), agree to pay Truist Bank d/b/a LightStream, a banking corporation organized and existing under the laws of the State of North Carolina with its principal place of business at 214 N. Tryon Street, Charlotte, North Carolina 28202 and its LightStream operations at P.O. Box 117320, Atlanta, GA 30368-7320, and its successors and assigns (“Truist Bank”, “Lender”, “we”, “us” or “our”), in lawful money of the United States of America, the principal sum of $85,000.00 with interest each day on all unpaid principal from the date of Funding (defined below) until paid in full at an annual percentage rate of 6.49%, computed on the basis of a 365 or 366 day year, as applicable, actual days elapsed.

TRUTH IN LENDING ACT DISCLOSURES

ANNUAL PERCENTAGE RATE	FINANCE CHARGE	Amount Financed	Total of Payments
The cost of your credit as a yearly rate. 6.49%	The dollar amount the credit will cost you. $14,763.20 e	The amount of credit provided to you on your behalf. $85,000.00	The amount you will have paid after you have made all payments as scheduled. $99,763.20 e
Your Payment Schedule Will Be:
Number of Payments	Amount of Payments	Payments Will Be Due Monthly On:
59 1	$1,662.72 $1,662.72 e	The Payment Date each month beginning on the Payment Date that first occurs 19 or more days from the date of Funding.
Prepayment:	If you pay off the loan evidenced by this Agreement early, you will not have to pay a penalty.
Annual Percentage Rate:

The annual percentage rate may increase by 0.50% during the term of this transaction if your payments are not made through the Automated Payment Option, but it will not increase by more than 0.50%. The increase will take the form of a higher monthly payment amount. For example, if your loan were for $10,000 at 2.29% for 36 months and the rate increased to 2.79%, your regular payments would increase by $2.20.

Other Terms:	Please read this Agreement for additional information on nonpayment, default and our right to require repayment in full before the scheduled final Payment Date.

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ITEMIZATION OF AMOUNT FINANCED OF $85,000.00 Amount paid to you: $85,000.00
“e” means an estimate. The amount will vary based on the number of days to the first Payment Date and the actual dates that we receive scheduled monthly payments during the term of this Agreement.

CONSENT TO ELECTRONIC MEANS: You and we agree to conduct this loan transaction by electronic means. This means you agree to receive this Agreement and all legally required disclosures, notices (including, but not limited to, privacy notices), and other information in electronic form and to use an electronic signature to enter into this Agreement.

WHEN LOAN IS MADE: The loan evidenced by this Agreement (“this loan”) is made when each of the following conditions is satisfied: (1) you electronically sign this Agreement and we accept the Agreement; (2) you provide us with all the information we request to set up and Fund your loan and verify your identity for authentication purposes; and (3) we pay the loan proceeds to you (“Funding” or “Fund” or “Funded”). We may, in our sole discretion, refuse to accept your Agreement and elect not to pay the loan proceeds to you if (1) you do not satisfy all of the above conditions by May 11, 2022; (2) you are one or more days delinquent on any other loan obligation that you have outstanding with us, our successors, or assigns; or (3) we have reason to believe that you made any materially false statements on your application for this loan or that the sources of income or assets used to qualify you are ineligible for consideration, including but not limited to, income derived from activities classified as illegal under federal and/or state law; or (4) we determine you intend to use the funds in connection with illegal activity under state or federal law. You agree that we will have no liability to you if we do not accept your Agreement and do not pay the loan proceeds to you because of these circumstances.

DAILY SIMPLE INTEREST LOAN: This loan is a daily simple interest loan. This means that the amount of interest is calculated each day based on the unpaid principal balance of this loan using the Annual Percentage Rate shown in the Disclosures section above. Because of this daily calculation, the Finance Charge shown above may vary depending on when we receive your payments. Any such variance could affect the amount of your final payment. For example, payments made prior to the Payment Date would reduce your final payment because there would be less interest accrued on this loan. In contrast, payments made after the Payment Date would increase the amount of your final payment because more interest would accrue on this loan. Your final payment will also vary depending on the number of days from the date of Funding to your scheduled first Payment Date, which you will designate after you electronically sign this Agreement. The fewer the number of days after Funding to your first scheduled payment, the smaller your final payment will be because less interest will accrue on this Agreement. In contrast, the more days between Funding and your first scheduled payment, the higher your final payment will be because more interest will accrue on this Agreement. After you make your final payment, we will send you a refund check for any amount we owe you if this amount is $1.00 or more.

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PAYMENTS: Payments (comprised of principal and interest) (1) will be payable monthly, in an amount of $1,662.72, and (2) will be due on the same day each month (the “Payment Date”), such day being the one you designate upon electronically signing this Agreement. After you electronically sign this Agreement, our online system will prompt you to choose a Payment Date. Payments will be due for 60 months thereafter. Your last payment will be comprised of all remaining unpaid principal and interest and may be higher or lower than previous payments based on your chosen payment date and payment history. When the Payment Date is not a banking business day, the Payment Date will be on the next banking business day. We will credit each payment first to interest due and the remainder to principal, unless otherwise required by applicable law. A payment is considered made when we or our assignee or successor in interest actually receives the payment either by the Automated Payment Option (described below) or at the address that we subsequently designate or our assignee or successor in interest (as applicable) subsequently designates.

AUTOMATED PAYMENT OPTION: You have selected the Automated Payment Option. Your selection of this option entitles you to a reduced interest rate for so long as you maintain automated payments. Under this option, we will initiate an automatic transfer of your monthly loan payment each month from your designated checking or savings account. You agree that your failure to initiate the Automated Payment Option prior to your scheduled first Payment Date or your subsequent failure to maintain this Automated Payment Option, for any reason (including, without limitation, if we experience 3 failed attempts to collect any automated payment from your designated checking or savings account), will immediately result in the loss of your reduced interest rate and the non-discounted rate as explained below will apply going forward to this loan.

If you fail to pay or maintain payments via the Automated Payment Option, you agree that the failure will immediately result in a permanent 0.50 percentage point increase in the annual interest rate in effect on your loan. You acknowledge that this non-discounted annual interest rate will result in a higher monthly payment of the remaining unpaid principal fully amortized over the remaining term, applying the non-discounted annual interest rate and using the actuarial method. You further agree that if you cease to maintain Automated Payments, resulting in the non-discounted annual interest rate, you will remit your increased monthly payments to the address that we subsequently designate or our assignee or successor in interest (as applicable) subsequently designates.

PAYMENT METHOD: You have the right to change your payment method to Invoice at any time. You agree that the change will result in a permanent 0.50 percentage point increase in the annual interest rate in effect on your loan. You acknowledge that this non-discounted annual interest rate will result in a higher monthly payment of the remaining unpaid principal fully amortized over the remaining term, applying the non-discounted annual interest rate and using the actuarial method. By switching to invoice you are responsible for remitting your increased monthly payments to the address that we subsequently designate or our assignee or successor in interest (as applicable) subsequently designates.

PROMOTIONAL PROGRAMS: We may, from time to time, offer promotional programs to borrowers. If you participate in a promotional program whereby we reduce your annual percentage rate (APR) for this loan and you make all payments in accordance with your payment schedule, your final scheduled monthly payment will be for a lower amount than reflected in this Agreement. We will notify you of the reduced final payment amount prior to its due date. The amount of your other monthly payments will not change, and the maturity date, number of monthly payments, and payment due date for this loan are also not affected. Promotional programs are offered in our sole discretion, are subject to certain criteria being met by you, and are only applicable after we have confirmed your qualification for the program. Not all borrowers will be eligible to participate in a promotional program.

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PREPAYMENTS: You have the right to make additional payments on this Agreement, in full or in part, at any time before the final Payment Date without penalty.

USE OF PROCEEDS: Loans are made to individuals, not to businesses. You agree to use the proceeds of this loan for the purpose indicated by you in your application for this loan. You agree not to use any of the proceeds of this loan for (i) refinancing any existing loan with LightStream, (ii) purchasing or carrying investment securities such as bonds and stocks, including “margin stock” as that term is defined in Regulation U of the Board of Governors of the Federal Reserve System, (iii) the funding of college or post-secondary educational expenses, or (iv) refinancing any loan that was used to fund college or post-secondary education expenses. You further agree, if so requested by LightStream, to promptly provide written verification of the use of the proceeds of this Agreement, in a form satisfactory to LightStream.

EVENTS OF DEFAULT: You will be in Default under this Agreement if any one or more of the following things happen:

(1)	you fail to make any payment by the Payment Date;

(2)	you do not fulfill your obligation set forth in the “Use of Proceeds” section of this Agreement;

(3)	you make any materially false statements in applying for this loan;

(4)	you initiate or another party initiates against you any bankruptcy or insolvency proceedings;

(5)	you breach any other obligation set forth in this Agreement;

(6)	you default on any other indebtedness now owing or which may hereafter owe us, our assignee or successors in interest; or

(7)	this Agreement ceases to be in full force and effect at any time and for any reason.

OUR RIGHTS UPON DEFAULT: If one or more of the Events of Default above happen, we may enforce our rights in accordance with applicable law and we may demand immediate payment of all amounts owed under this Agreement and file suit for or otherwise pursue collection from you of all remaining unpaid sums. We acknowledge that under the laws of your state we may have the burden of proof regarding default events (2) through (7) above, and you may have a period of time to cure any Event of Default before we may demand immediate payment of all amounts owed under this Agreement. If legal action under this Agreement occurs, except as specifically addressed in the Arbitration Provision of this Agreement, you agree to pay all costs of collection that we or our assignee or successors in interest incur, including attorneys’ fees and expenses of legal actions (to the maximum extent permitted by applicable law).

RIGHT OF SETOFF: To the extent permitted by applicable law, we reserve a right of setoff in all your accounts with us (whether checking, savings, or some other account), including without limitation, all accounts you may open in the future, by yourself as well as with other parties. However, this does not include any IRA or Keogh accounts, or any trust accounts for which setoff would be prohibited by law. You authorize us, to the extent permitted by applicable law, to charge or setoff all sums owing on this Agreement against any and all such accounts, and, at our option, to administratively freeze all such accounts to allow us to protect our charge and setoff rights provided in this paragraph, by your Deposit Rules and Regulations, and/or by law.

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GOVERNING LAW: With respect to interest (as defined by federal law) this Note will be governed by federal law applicable to Lender and, to the extent not preempted by federal law, the laws of the State of California applicable to Lender without regard to its conflicts of law provisions. In all other respects, this Note will be governed by federal law applicable to Lender and, to the extent not preempted by federal law, the laws of the State of North Carolina without regard to its conflicts of law provisions. The loan transaction that is evidenced by this Note has been approved, made, and funded, and all necessary loan documents have been accepted by Lender in the State of California. Lender is a North Carolina state-chartered bank.

NO WAIVER: Nothing that we, our assignees or successors in interest, do, fail to do, or delay in doing will prevent us or our assignees or successors in interest from taking any action later.

MILITARY LENDING ACT: The Military Lending Act provides protections for certain members of the Armed Forces and their dependents (“Covered Borrowers”). The provisions of this section apply to Covered Borrowers under the Military Lending Act. If you would like more information about whether you are a Covered Borrower and whether this section applies to you, please contact us at 1-844-310-5891.

Statement of MAPR. Federal law provides important protections to members of the Armed Forces and their dependents relating to extensions of consumer credit. In general, the cost of consumer credit to a member of the Armed Forces and his or her dependent may not exceed an Annual Percentage Rate of 36%. This rate must include, as applicable to the credit transaction or account: (1) the costs associated with credit insurance premiums; (2) fees for ancillary products sold in connection with the credit transaction; (3) any application fee charged (other than certain application fees for specified credit transactions or accounts); and (4) any participation fee charged (other than certain participation fees for a credit card account).

Oral Disclosures. In order to hear important Military Lending Act disclosures and payment information provided in this Note, please call 1-844-310-5891.

Applicability of Jury Trial Waiver, Class Action Waiver, and Arbitration Provision. The Jury Trial Waiver, Class Action Waiver, and Arbitration Provision set forth in this Note do not apply to Covered Borrowers under the Military Lending Act.

JURY TRIAL WAIVER: UNLESS YOU ARE A COVERED BORROWER UNDER THE MILITARY LENDING ACT AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, FOR ANY MATTERS NOT SUBMITTED TO ARBITRATION, YOU AND WE HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION ARISING OUT OF THIS AGREEMENT RELATING TO THE CREDIT, OR ANY OTHER DISPUTE OR CONTROVERSY BETWEEN YOU AND US OR ANY OF OUR EMPLOYEES, OFFICERS, DIRECTORS, PARENTS, CONTROLLING PERSONS, SUBSIDIARIES, AFFILIATES, SUCCESSORS AND ASSIGNS.

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LITIGATION CLASS ACTION WAIVER: UNLESS YOU ARE A COVERED BORROWER UNDER THE MILITARY LENDING ACT AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, FOR ANY MATTERS NOT SUBMITTED TO ARBITRATION, YOU AND WE HEREBY AGREE THAT ANY LITIGATION ARISING OUT OF THIS AGREEMENT, RELATING TO THE CREDIT, OR ANY OTHER DISPUTE OR CONTROVERSY BETWEEN YOU AND US OR ANY OF OUR EMPLOYEES, OFFICERS. DIRECTORS, PARENTS, CONTROLLING PERSONS, SUBSIDIARIES, AFFILIATES, SUCCESSORS AND ASSIGNS WILL PROCEED ON AN INDIVIDUAL BASIS AND WILL NOT PROCEED AS PART OF A CLASS ACTION, COLLECTIVE ACTION, PRIVATE ATTORNEY GENERAL ACTION OR OTHER REPRESENTATIVE ACTION AND YOU AND WE HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVE ANY RIGHT TO PROCEED IN A CLASS ACTION, COLLECTIVE ACTION, PRIVATE ATTORNEY GENERAL ACTION OR OTHER REPRESENTATIVE ACTION OR TO SERVE AS A CLASS REPRESENTATIVE.

ARBITRATION PROVISION:

READ THIS PROVISION CAREFULLY AS IT WILL HAVE A SUBSTANTIAL IMPACT ON HOW DISPUTES AND CLAIMS YOU AND WE HAVE AGAINST EACH OTHER ARE RESOLVED.

THIS ARBITRATION PROVISION DOES NOT APPLY IF, AS OF THE DATE OF THIS AGREEMENT, YOU ARE A COVERED BORROWER UNDER THE FEDERAL MILITARY LENDING ACT. IF YOU WOULD LIKE MORE INFORMATION ABOUT WHETHER YOU ARE COVERED BY THE MILITARY LENDING ACT, IN WHICH CASE THIS ARBITRATION PROVISION DOES NOT APPLY TO YOU, PLEASE CONTACT US AT 1-844-310-5891.

YOU HAVE THE RIGHT TO REJECT THIS ARBITRATION PROVISION AS SET FORTH BELOW. If you do not reject this Arbitration Provision, for a Claim subject to arbitration, neither you nor we will have the right to: (1) have a court or a jury decide the Claim; (2) engage in information-gathering (discovery) to the same extent as in court; (3) participate in a class action in court or in arbitration; or (4) join or consolidate a Claim with claims of any other person. The right to appeal is more limited in arbitration than in court and other rights in court may be unavailable or limited in arbitration.

Arbitration Provision Definitions: Solely for purposes of this Arbitration Provision the following defined terms apply:

“You” and “your” mean the persons obligated to repay the Credit.

“We,” “Us,” and “Our” mean: (1) Lender; (2) any person(s) to whom the Credit is transferred or assigned; (3) any Covered Provider; (4) the parents, controlling persons, subsidiaries and affiliates of the companies in (1)-(3) above; (5) the successors and predecessors of the companies in (1)-(4) above; and (6) the officers, directors, and employees of the companies in (1)-(5) above.

“Covered Provider” means any third party that provides any product or service in connection with the Credit if (and only if) you assert a Claim against such third party in connection with a Claim you assert against us.

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“Credit” means the loan or other credit extension you are receiving under this Agreement.

Claims Subject to Arbitration. A “Claim” subject to arbitration is any claim, dispute or controversy between you and us (other than an Excluded Claim or Proceeding as set forth below), whether preexisting, present or future, which arises out of or relates to the Credit, this Agreement, any transaction conducted with us in connection with the Credit or this Agreement, or our relationship. “Claim” has the broadest possible meaning and includes initial claims, counterclaims, cross-claims, third-party claims and federal, state, local and administrative claims. It includes disputes based upon contract, tort, consumer rights, fraud and other intentional torts, constitution, statute, regulation, ordinance, common law and equity and includes claims for money damages and injunctive or declaratory relief. “Claim” also includes disputes concerning communications involving telephones, cell phones, automatic dialing systems, artificial or prerecorded voice messages, text messages, emails or facsimile machines and alleged violations of the Telephone Consumer Protection Act and other statutes or regulations involving telemarketing. Upon the demand of you or us, Claim(s) will be resolved by individual (not class or class-wide) binding arbitration in accordance with the terms specified in this Arbitration Provision. A party does not waive the right to require arbitration of a new Claim by bringing a Claim in a lawsuit or failing to require arbitration of another Claim.

Excluded Claim or Proceeding. Notwithstanding the foregoing, “Claim” does not include any dispute or controversy about the validity, enforceability, coverage or scope of this Arbitration Provision or any part thereof (including, without limitation, the Class Action Waiver set forth below, this sentence, and/or the last sentence of the Survival and Severability paragraph below); all such disputes or controversies are for a court and not an arbitrator to decide. However, any dispute or controversy that concerns the validity or enforceability of this Agreement as a whole is for the arbitrator, not a court, to decide. In addition, the following claims or proceedings will not be subject to this Arbitration Provision: (1) any individual action brought by you or us in small claims court or your state’s equivalent court, unless such action is transferred, removed, or appealed to a different court; (2) any action to the extent that it seeks provisional or ancillary remedies in connection with any of the foregoing; (3) the exercising of any self-help or non-judicial remedy, including but not limited to acceleration of the Credit and/or set-off; and (4) any individual action in court by you or us that is limited to preventing the other party from using a self-help remedy and that does not involve a request for damages or monetary relief of any kind. The institution and/or maintenance of any such right, action or litigation will not constitute a waiver of the right of you or us to compel arbitration regarding any other dispute subject to arbitration pursuant to this Arbitration Provision.

Moreover, this Arbitration Provision will not apply to any Claims that are the subject of (a) a class action filed in court that is pending as of the effective date of this Arbitration Provision in which you are alleged to be a member of the putative class.

Arbitration Provision Governing Law: Notwithstanding any choice of law or other provision in this Agreement, you and we agree and acknowledge that this Arbitration Provision evidences a transaction involving interstate commerce and that the Federal Arbitration Act (Title 9 of the United States Code) (“FAA”) will govern its interpretation and enforcement and proceedings pursuant thereto. Any state Arbitration Act or Code, including any amendments thereto, of the state law governing this document does not apply to this Agreement or to any arbitration or award thereunder.

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Class Action Waiver: Notwithstanding any other provision of this Agreement, if either you or we elect to arbitrate a Claim, neither you nor we will have the right: (a) to participate in a class action, private attorney general action or other representative action in court or in arbitration, either as a class representative or class member; or (b) to join or consolidate Claims with claims of any other persons. No arbitrator will have authority to conduct any arbitration in violation of this provision. (Provided, however, that the Class Action Waiver does not apply to any lawsuit or administrative proceeding filed against us by a state or federal government agency even when such agency is seeking relief on behalf of a class of borrowers including you. This means that we will not have the right to compel arbitration of any claim brought by such an agency).

Arbitration Procedures: If you or we elect to arbitrate a Claim, the electing party must notify the other party in writing. This notice can be given after the beginning of a lawsuit and can be given in papers filed in the lawsuit. Otherwise, your notice must be sent to Truist Bank Legal Department, Attn: General Counsel-Arbitration Election, Mail Code 0643, 303 Peachtree Street N.E., 9th Floor, Atlanta, Georgia 30308, and our notice must be sent to the most recent address we have for you in our files. Any arbitration hearing that you attend must take place in a venue reasonably convenient to you. If a party files a lawsuit in court asserting Claim(s) that are subject to arbitration and the other party files a motion to compel arbitration with the court which is granted, it will be the responsibility of the party prosecuting the Claim(s) to select an administrator in accordance with this Arbitration Provision and the administrator’s rules and procedures. Even if all parties have opted to litigate a Claim in court, you or we may elect arbitration with respect to any Claim made by a new party or any Claim later asserted by a party in that or any related or unrelated lawsuit (including a Claim initially asserted on an individual but modified to be asserted on a class, representative or multi-party basis). Nothing in that litigation shall constitute a waiver of any rights under this Arbitration Provision.

The arbitration will be administered by JAMS, 1920 Main Street, Suite 300, Irvine, CA 92614, www.jamsadr.com, 1-800-352-5267. The rules and forms of JAMS may be obtained by writing to JAMS at the address listed above or visiting their website. If JAMS is unable or unwilling to serve as administrator, the parties may agree upon another administrator or, if they are unable to agree, a court shall determine the administrator. No company may serve as administrator, without the consent of all parties, if it adopts or has in place any formal or informal policy that is inconsistent with and purports to override the terms of this Arbitration Provision. The arbitration will proceed in accordance with this Arbitration Provision and the administrator’s rules and procedures including any expedited procedures but in the event of a conflict, the provisions of this Arbitration Provision shall control. In the event of a conflict between this Arbitration Provision and any applicable rules of JAMS or other Administrator used, the provisions of this Arbitration Provision will control.

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A single arbitrator will be appointed by the administrator and, unless you and we agree otherwise, must be a practicing attorney with ten or more years of experience or a retired judge. The arbitrator will not be bound by judicial rules of procedure and evidence that would apply in a court, nor by state or local laws that relate to arbitration provisions or proceedings. The arbitrator will honor and enforce statutes of limitation and claims of privilege recognized under applicable law. In determining liability or awarding damages or other relief, the arbitrator will follow the applicable substantive law, consistent with this Agreement, and the FAA, that would apply if the matter had been brought in court. The arbitrator may award any damages or other relief or remedies that would apply under applicable law to an individual action brought in court. For Claims that total less than $75,000.00 and at your written request, we will pay all filing, hearing and/or other fees charged by the Administrator and arbitrator to you for Claim(s) asserted by you in arbitration after you have paid an amount equivalent to the fee, if any, for filing such Claim(s) in state or federal court (whichever is less) in the judicial district in which you reside. If you have already paid a filing fee for asserting the Claim(s) in court, you will not be required to pay that amount again. In addition, the Administrator may have a procedure whereby you can seek a waiver of fees charged to you by the Administrator and arbitrator. We will always pay any fees or expenses that we are required to pay by law or the Administrator’s rules or that we are required to pay for this Arbitration Provision to be enforced. The arbitrator will have the authority to award attorneys’ and expert witness fees and costs to the extent permitted by this Agreement, the Administrator’s rules or applicable law. The arbitrator shall award you your reasonable attorneys’ and expert witness fees and costs (a) if and to the extent you prevail on Claim(s) you assert against us in an individual arbitration commenced by you or (b) to the extent required under applicable law for this Arbitration Provision to be enforced. The arbitrator will write a brief explanation of the grounds for the decision. A judgment on the award may be entered by any court having jurisdiction

Survival and Severability: Notwithstanding any other provision of this Agreement, to the extent permitted by applicable law, this Arbitration Provision will survive (1) any modification, extension or forbearance of or under the Credit documents; (2) your full repayment of the Credit; (3) any sale or transfer of the Credit; (4) any foreclosure or other legal proceeding by us to collect a debt owed by you; (5) the transfer of any property securing the Credit; (6) any bankruptcy (except where prohibited by bankruptcy law); (7) any rescission by you or attempt by you to rescind the Credit pursuant to any applicable law; and (8) the termination, cancellation, suspension or rejection of this Agreement. If any portion of this Arbitration Provision is deemed or found to be unenforceable for any reason, the remainder shall be enforceable, except that (a) The parties to this Agreement acknowledge that the Class Action Waiver is material and essential to the arbitration of any disputes between the parties and is non-severable from this Arbitration Provision. If the Class Action Waiver is limited, voided or found unenforceable as to any Claim(s), then the parties’ Arbitration Provision (except for this sentence) shall be null and void with respect to such Claim(s) (but not as to any other Claim(s) that have been or are later brought), subject to the right to appeal the limitation or invalidation of the Class Action Waiver. The parties acknowledge and agree that under no circumstances will a class action be arbitrated; and (b) If a claim is brought seeking public injunctive relief and a court determines that the restrictions in the paragraph titled “Class Action Waiver” or elsewhere in this Agreement prohibiting the arbitrator from awarding relief on behalf of third parties are unenforceable with respect to such Claim (and that determination becomes final after all appeals have been exhausted), the Claim for public injunctive relief will be determined in court and any individual Claims seeking monetary relief will be arbitrated. In such a case the parties will request that the court stay the Claim for public injunctive relief until the arbitration award pertaining to individual relief has been entered in court. In no event will a Claim for public injunctive relief be arbitrated.

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Effect of Arbitration Award: The arbitrator’s award shall be final and binding on you and us, except for any right of appeal provided by the FAA. However, if the amount of the Claim exceeds $150,000 or involves a request for injunctive or declaratory relief that could foreseeably involve a cost or benefit to either party exceeding $150,000, you or we can, within thirty (30) days after the entry of the award by the arbitrator, appeal the award to a three-arbitrator panel administered by the Administrator. The panel will reconsider anew any aspect of the initial award requested by the appealing party. The decision of the panel will be by majority vote. Reference in this Arbitration Provision to the arbitrator shall mean the panel if an appeal of the arbitrator’s decision has been taken. The costs of such an appeal will be borne in accordance with the above paragraph titled “Arbitration Procedures.” Any final decision of the appeal panel is subject to judicial review only as provided under the FAA. No arbitration award involving the parties will have any preclusive effect as to issues or claims in any dispute involving anyone who is not a party to the arbitration, nor will an arbitration award in prior disputes involving other parties have preclusive effect in an arbitration between the parties to this Agreement.

Notice and Cure; Special Payment: Prior to initiating a Claim, you may give us a written Claim Notice describing the basis of your Claim and the amount you would accept in resolution of the Claim, and a reasonable opportunity, not less than thirty (30) days, to resolve the Claim. Such a Claim Notice must be sent to us by certified mail, return receipt requested, at Truist Bank Legal Department, Attn: General Counsel-Claim Notice, Mail Code 0643, 303 Peachtree Street N.E., 9th Floor, Atlanta, Georgia 30308. This is the sole and only method by which you can submit a Claim Notice. If (i) you submit a Claim Notice in accordance with this Paragraph on your own behalf (and not on behalf of any other party); (ii) you cooperate with us by promptly providing the information we reasonably request; (iii) we refuse to provide you with the relief you request; and (iv) the matter then proceeds to arbitration and the arbitrator subsequently determines that you were entitled to such relief (or greater relief), you will be entitled to a minimum award of at least $7,500 (not including any arbitration fees and attorneys’ fees and costs to which you will also be entitled). We encourage you to address all Claims you have in a single Claim Notice and/or a single arbitration. Accordingly, this $7,500 minimum award is a single award that applies to all Claims you have asserted or could have asserted in the arbitration, and multiple awards of $7,500 are not contemplated.

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Right to Reject Arbitration Provision: You may reject this Arbitration Provision and therefore not be subject to being required to resolve any claim, dispute or controversy by arbitration. To reject this Arbitration Provision, you, and only you personally, must send us written notice of your decision so that we receive it at the address listed below within forty-five (45) days of the opening date of your Credit (the date of your Agreement). Such notice must include a statement that you wish to reject this Arbitration Provision along with your name, address, account name, account number and your signature and must be mailed to the Truist Bank Legal Department, Attn: Arbitration Rejection, P.O. Box 2848, Mail Code 2034, Orlando, FL 32802-2848. This is the sole and only method by which you can reject this Arbitration Provision and any attempt to reject this Arbitration Provision by any other person or through any other method or form of notice, including the filing of a lawsuit, will be ineffective. You agree that your rejection of this Arbitration Provision shall not be imputed to any other person or entity or be deemed to be a rejection of this Arbitration Provision by any person or entity other than you. Nor shall your rejection of this Arbitration Provision eliminate the obligation of other persons or entities who wish to reject this Arbitration Provision to personally comply with the notice and time requirements of this paragraph. Rejection of this Arbitration Provision will not affect any remaining terms of this Credit and will not result in any adverse consequence to you or your Credit. You agree that our business records will be final and conclusive with respect to whether you rejected this Arbitration Provision in a timely and proper fashion. This Arbitration Provision will apply to you and us and to your Credit unless you reject it by providing proper and timely notice as stated herein.

ENTIRE AGREEMENT; ASSIGNMENT: This Agreement contains the entire agreement between you and us and supersedes any and all prior negotiations, understandings and agreements, whether written or oral, relating to the subject of this Agreement. We and our successors and assigns may assign this Agreement to another party.

AMENDMENTS: Neither you nor we may modify, amend, waive, extend, change, discharge, or terminate this Agreement orally or by any act of either you or us do so, but only by an agreement in writing signed by the party against whom enforcement of any modification, amendment, waiver, extension, change, discharge or termination is sought. Oral agreements or commitments to loan money, extend credit or to forbear from enforcing repayment of a debt, including promises to extend or renew such debt, are not enforceable. To protect you and us from misunderstanding or disappointment, any agreements you and we reach covering such matters are contained in this writing, which is the complete and exclusive statement of the agreement between you and us, except as you and we may later agree in writing to modify it.

INVALIDITY: If any provision of this Agreement will be prohibited by or invalid under any applicable law, the provision will be ineffective to the extent of the prohibition or invalidity, without invalidating the remaining provisions of this Agreement.

NO BROKER: When you electronically sign this Agreement, you acknowledge and agree that no person has performed any act as a broker in connection with the making of this loan.

STATE SPECIFIC DISCLOSURES:

Notice to Texas Residents:

NOTE: TO THE EXTENT THESE PROVISIONS WAIVE ANY RIGHTS AVAILABLE UNDER STATE OR FEDERAL LAW, THE PROVISIONS DO NOT APPLY IF, AS OF THE DATE OF THIS AGREEMENT, YOU ARE A COVERED BORROWER UNDER THE FEDERAL MILITARY LENDING ACT.

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1.	If you are in default, we may require you to repay the entire unpaid principal balance, and any accrued interest at once. We do not have to give you notice that we are demanding or intend to demand immediate payment of all that you owe.

2.	This written loan agreement represents the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

NOTICE TO CONSUMER:

●	THIS IS A CONSUMER CREDIT TRANSACTION.

●	WE MAY REPORT INFORMATION ABOUT YOUR ACCOUNT TO CREDIT BUREAUS. LATE PAYMENTS, MISSED PAYMENTS, OR OTHER DEFAULTS ON YOUR ACCOUNT MAY BE REFLECTED IN YOUR CREDIT REPORT. (CALIFORNIA AND UTAH RESIDENTS: AS REQUIRED BY LAW, YOU ARE HEREBY NOTIFIED THAT A NEGATIVE CREDIT REPORT REFLECTING ON YOUR CREDIT RECORD MAY BE SUBMITTED TO A CREDIT REPORTING AGENCY IF YOU FAIL TO FULFILL THE TERMS OF YOUR CREDIT OBLIGATIONS.) YOU HAVE THE RIGHT TO NOTIFY US IF WE REPORT ANY INACCURATE INFORMATION ABOUT YOUR ACCOUNT TO A CREDIT BUREAU. YOUR NOTICE SHOULD BE SENT IN WRITING AND INCLUDE YOUR COMPLETE NAME, CURRENT ADDRESS, TELEPHONE NUMBER, LOAN ACCOUNT NUMBER AND THE REASON YOU BELIEVE THE INFORMATION REPORTED IS IN ERROR. PLEASE SEND THIS NOTICE TO CREDITDISPUTES@LIGHTSTREAM.COM.

●	DO NOT SIGN THIS AGREEMENT BEFORE YOU READ IT, EVEN IF OTHERWISE ADVISED.

●	YOU ARE ENTITLED TO AN EXACT COPY OF THIS AGREEMENT.

●	DO NOT SIGN THIS IF IT CONTAINS ANY BLANK SPACES.

●	YOU MAY PREPAY THE UNPAID BALANCE AT ANY TIME WITHOUT PENALTY AND MAY BE ENTITLED TO RECEIVE A REFUND OF UNEARNED CHARGES IN ACCORDANCE WITH LAW.

●	BY ELECTRONICALLY SUBMITTING YOUR SIGNATURE OR MARK BELOW, YOU ACKNOWLEDGE RECEIPT OF THE DISCLOSURES ABOVE AND AGREE TO THE TERMS AND CONDITIONS OF THIS AGREEMENT.

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Acknowledged and Agreed:

/s/ Scott Stawski

Scott A Stawski submitted above signature/mark on 4/11/22 at 4:34:23 p.m. Pacific time

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